Exhibit 99.1

Protolabs Announces $50 Million Increase to Existing Stock Repurchase Authorization

MAPLE PLAIN, Minn. – November 21, 2022 – Proto Labs, Inc. ("Protolabs" or the "company") (NYSE: PRLB), the world’s leading provider of digital manufacturing services, announced today that on November 17, 2022 its board of directors approved a $50 million increase in its authorized stock repurchase program currently in effect, and extended the expiration date to December 31, 2024.

This increase expands the existing stock repurchase program to $200 million. As of November 21, 2022, Protolabs had repurchased an aggregate dollar value of $111 million since the program was initiated in 2017. The company now has $89 million remaining available to repurchase shares under the expanded repurchase program.

Under the current authorization, Protolabs is not required to purchase shares, but may choose to do so in the open market or through private transactions at times and amounts determined by the company based on its evaluation of market conditions and other factors.

Protolabs’ capital allocation strategy remains unchanged. The company prioritizes organic investment to drive revenue and enhance its platform of customer offerings. Next, Protolabs analyzes potential strategic acquisition opportunities that could further the company’s growth strategy. Finally, the company returns capital to its shareholders through repurchases of its common stock.

About Protolabs

Protolabs is the world’s leading provider of digital manufacturing services. The e-commerce-based company offers injection molding, CNC machining, 3D printing, and sheet metal fabrication to product developers, engineers, and supply chain teams across the globe. Protolabs serves customers using in-house production capabilities that bring unprecedented speed in tandem with Hubs, a Protolabs Company, which serves customers through its network of premium manufacturing partners. Together, they help companies bring new ideas to market with the fastest and most comprehensive digital manufacturing service in the world. Visit protolabs.com for more information.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Protolabs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Protolabs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Protolabs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Protolabs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.
Source: Proto Labs, Inc.

Investor Relations Contact

Protolabs

Ryan Johnsrud, 612-225-4873

Manager, Investor Relations and FP&A

ryan.johnsrud@protolabs.com

Media Contact

Protolabs

Brent Renneke, 763-479-7704

PR & Media Strategist

brent.renneke@protolabs.com